Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Curanex Pharmaceuticals Inc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(3)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457	(o)	4,050,000	6.00	$24,300,000	$0.00015310	$3720.33

Fees Previously Paid									$-
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$24,300,000	$0.00015310	$3720.33
	Total Fees Previously Paid								$-
	Total Fee Offsets								-
	Net Fee Due								$3720.33

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional Ordinary Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.
(3)	Includes (a) 2,000,000 shares of common stock; (b) up to 300,000 shares of common stock that may be purchased by the underwriters pursuant to their over-allotment option to purchase additional shares; and (c) up to 1,750,000 shares of common stock to be sold by the selling stockholder.